Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Reports Second Quarter 2013 Results

SACRAMENTO, Calif., August 1, 2013 – Internet Patents Corporation (“IPC”) (NASDAQ: PTNT) today reported financial results for the second quarter ended June 30, 2013.

“The six patent infringement lawsuits we have filed based on our strong portfolio of e-commerce patents are moving forward. The Board continues to evaluate the opportune time to take additional actions against other potential infringers as the status of the existing cases continues to evolve,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation.

Operating Highlights

As of the quarter ended June 30, 2013:

-	The Company reported a net loss for the second quarter of 2013 of $1.2 million, or $0.15 per share.

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Total operating expenses of $1.2 million were higher than the Company’s target range of $0.5 to $0.7 million. This was due to a charge of $606,000 to record an accrual for lease obligations relating to the Company’s former headquarters in Rancho Cordova, California. The Company discontinued using this facility during the quarter ended June 30, 2013 and has relocated to a small facility in Folsom, California, which is expected to result in savings of approximately $50,000 per quarter. Operating expenses for the foreseeable future are expected to range between $0.5 million and $0.7 million per quarter.

-	Cash and cash equivalents and short-term investments were $32.4 million, which includes $1.0 million in restricted cash equivalents.

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The number of shares of Internet Patents Corporation common stock issued and outstanding was 7,751,952. Options representing a total of 99,060 shares of common stock remain outstanding and exercisable as of that same date.

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Net operating loss (NOL) carry forwards were approximately $142.0 million and $63.9 million for federal income tax and state income tax purposes, respectively. Included in these amounts are unrealized federal and state net operating loss deductions resulting from stock option exercises of approximately $6.7 million each. The benefit of these unrealized stock option-related deductions has not been included in deferred tax assets and will be recognized as a credit to additional paid-in capital when realized. Federal and state net operating loss carry forwards begin or have begun expiring in 2019 and 2013 respectively.

Litigation Update

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In the Company’s suit against TellApart and eBags alleging infringement of its Event Log patent, the USPTO granted the Defendants’ petition for ex parte re-examination of the Event Log patent. The Defendants also filed a motion to stay the litigation for the duration of the USPTO’s re-exam. The Court has not yet ruled on that motion.

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The four separate Dynamic Tabs cases against Active Network, The General, Quinstreet and Tree.com were reassigned to a single judge. A motion to dismiss was filed by The General, Quinstreet and Tree.com, and a hearing is scheduled for October 4, 2013.

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies.www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,”“could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,”“plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that the patent licensing business is new, and our patent portfolio has never generated revenues; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$30,193	$31,068
Short-term investments	1,244	1,497
Restricted cash equivalents and short-term investments	1,000	1,000
Prepaid expenses and other current assets	208	169
Total current assets	32,645	33,734
Property and equipment, net	6	32
Other assets	29	27
Total assets	$32,680	$33,793

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$212	$234
Accrued expenses	273	346
Total current liabilities	485	580

Accrued expenses	541	-
Income tax liability	101	101
Other liabilities	45	-
Total liabilities	1,172	681

Stockholders’ equity:
Common stock	11	11
Paid-in capital	221,726	221,726
Treasury stock	(6,788)	(6,788)
Unrealized loss on available-for-sale securities	(1)	-
Accumulated deficit	(183,440)	(181,837)
Total stockholders’ equity	31,508	33,112
Total liabilities and stockholders’ equity	$32,680	$33,793

INTERNET PATENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Total revenues	$-	$-	$-		$-

Operating expenses:
General and administrative	1,157	979	1,613		1,816
Total operating expenses	1,157	979	1,613		1,816
Loss from operations	(1,157)	(979)	(1,613)		(1,816)
Other income, expense, net	5	68	10		168
Net loss	$(1,152)	$(911)	$(1,603)		$(1,648)

Net loss per share:
Basic and diluted	$(0.15)	$(0.12)	$(0.21)	$	(0.22)

Shares used in computing per share amounts
Basic and diluted	7,752	7,752	7,752		7,566